EXHIBIT 10.1

Magnus International Resources, Inc.

TERM SHEET

This Term Sheet will serve as an agreement in principle of the terms upon which Magnus International Resources, Inc (“Magnus”) will acquire an option to purchase the equivalent of 30% of all mining, extraction, processing, mineral sales rights and all other rights to exploit the mineral property (“Property”) described in Schedule “A” hereto by the receipt of 30% of the fully diluted equity capital of a BVI company (“BVI Co.”) to be established by Sinoglobe Worldwide Limited (“Sinoglobe” or the “Company”).  This Term Sheet is a binding commitment.  The terms and conditions set forth herein are based on limited information provided by the Company and are subject to change pending the completion of due diligence by Magnus.

Investment Company Target:	BVI Co.
Offeror:	Sinoglobe
Property:	Described in Schedule “A”
Property Owner Cash Payments by Magnus:

An aggregate $2,000,000US will be paid by Magnus to the Property owner on behalf of the  BVI Co as follows:

  $500,000US refundable* upon execution of this term sheet;

  $1,000,000US refundable* on April 28, 2006;

  $500,000US on closing on completion of due diligence.

* Magnus shall have a 90 day due diligence period from the date of execution of this Agreement and in the event Magnus determines not to proceed then this Agreement shall terminate and the payments above shall be refunded.

Property Owner Stock Payments by Magnus:

Upon Magnus determining to proceed at the end of the 90 day due diligence period then Magnus shall issue to the Property owner, on behalf of BVI Co., an aggregate of 5,000,000 common shares of Magnus to be issued as to 1,000,000 shares on closing on the completion of due diligence and four lots of 1,000,000 shares upon processing of the first four lots of 100,000 tonnes of titanium oxide ore from the Property. Upon lapse of the Rule 144 hold period, the shares shall be subject to a trading restriction agreement limiting annual sales to 1,500,000 shares and monthly sales to 125,000 shares and daily trading to not more than five percent of daily volume.
Property Expenditure by Magnus:

Magnus shall provide 60% of all Property exploration and development expenses on behalf of BVI Co. until the earlier of the parties advancing a total of $10,000,000US or a pre-feasibility report being completed whereupon Magnus shall thereafter provide 30% of all Property exploration and development expenses.

Earning of 30% of BVI Co.

Upon Magnus having made the $2,000,000 payment to the Property owner, issued the 5,000,000 common shares to the owner and expended its funding commitment on the Property or the pre-feasibility report being completed then Magnus shall be vested in a 30% fully diluted equity of BVI Co., effective the date of the pre-feasibility report, for payment of $100.00US issue price.  Magnus may determine to make advance payment at any time to earn its interest.

Magnus Status and Rights During and after 30% Earning

Upon Magnus completing due diligence and determining to proceed, Magnus shall thereafter have the following rights:

  Magnus shall have the right to no less than one representative on the board of BVI Co.

  Magnus or its appointee shall be operator of the Property and all activities thereon.  Magnus or its appointee shall be the managing director of BVI Co. and shall have account authority on all accounts of BVI Co or the Property

  For the first year after this Agreement no interest in BVI Co or the property may be issued or sold without the approval of Magnus, which shall not be unreasonably with held.  Moreover, in that first year and thereafter, in the event BVI Co or any direct or indirect stockholder thereof determines to sell any interest in BVI Co or the Property (except for family estate planning) then Magnus shall have a right of first refusal to acquire the same on the intended offered terms for not less than 60 days

Upon Magnus earning its 30% interest then it shall have the following rights:

  Magnus shall have the right to no less than one representative on the board of BVI Co.

  Magnus or its appointee shall continue to be operator of the Property and all activities thereon and Magnus or its appointee shall be the managing director of BVI Co. and shall have account authority on all accounts of BVI Co or the Property unless a majority of stockholders vote otherwise

  In the event BVI Co or any direct or indirect stockholder thereof determines to sell any interest in BVI Co or the Property (except for family estate planning) then Magnus shall have a right of first refusal to acquire the same on the intended offered terms for not less than 60 days.

Due Diligence Period:

Magnus shall have the right to conduct due diligence as to BVI Co., its participants and the Property for a period of 90 days which shall be deemed to terminate June 30, 2006, unless extended by mutual agreement.  Magnus shall have a period of 10 days from such date to determine whether to proceed.  In the event that Magnus does not give notice that it wishes to proceed then it shall be deemed to have elected to terminate this Agreement.  Sinoglobe and BVI Co. shall grant Magnus full and unimpeded immediate access to all records, personnel and facilities of BVI Co and the Property which Magnus may request.  Magnus may conduct all such tests and exploratory work on the Property as it may deem required subject to Magnus effecting any remediation which may be required by any activities under law.

BVI Co Organization and Formal Agreement:

It is intended that the other 70% of BVI Co. shall be owned by a holding company (“Hold Co”) which shall be owned 45% by the Property owner and 55% by other persons.  Prior to the termination of the due diligence period BVI Co and Hold Co shareholdings shall be effected and the persons thereof shall have granted to Magnus the rights set forth above by execution of a shareholders agreement.

It is intended that Hold Co. shall pay the Property owner an additional $1,000,000US within six months of the date of this Agreement.

It is also agreed that BVI Co shall cause the Property Owner to be granted a 3% NSR on all production from the Property.

The terms of this agreement, upon demand of either party, shall be effected into a formal agreement employing standard industry terms, failing which this Agreement shall govern.

Remedies upon an Event of Default:

If an event of material default occurs then a party shall give the other party notice of such default and the party in default shall cure the same within 15 days of notice, failing which the non-defaulting party may terminate this agreement.  If Magnus is the party complaining of material default and such occurs during the due diligence period then it may elect to suspend the running of time until default is cured.

Notwithstanding the foregoing, the non-defaulting party reserves its rights and remedies in the Event of Default and nothing contained herein shall be deemed to limit those rights or remedies.

Short Selling:	No party of BVI Co or Hold Co or Sinoglobe shall engage in any short selling techniques of Magnus securities.
Confidentiality:	This Term Sheet is confidential. No party shall disclose this Term Sheet or its contents to third parties without the prior written consent of the other.

To confirm your agreement with these terms please execute and return to us a copy of this Term Sheet on or before 5:30 p.m. (Pacific time) March 23, 2006 failing which this Term Sheet shall be void.

Presented By:

Magnus International Resources, Inc.

By:      _/s/ Graham Taylor______________                                                 Date: March 23, 2006
Name:     __Graham Taylor______________
Title:       __Chairman, CEO_____________

Agreed and confirmed:

Sinoglobe Worldwide Limited

By:      __/s/ Derrick Luu_______________                                                  Date: March 23, 2006
Name:     ___Derrick Luu________________
Title:       ___Director___________________

Schedule A

Property description

The Tietonggou-Chongyanggou rutile property (‘the T-C Ti property’ hereafter) is located in the Xixia county, Henan province in central China.  This property is approximately 18km long (from Chongyanggou in the east to Tietonggou in the west), 1 to 2 km wide, with a total area of 34 km squares.  The exploration and the mining licenses of the property are registered to Zhongchun Oil in Beijing owned by Xichao Ma.

The T-C Ti property lies in the eastern Qingling Mountains, topographically characterized by hills with low to moderate relief (50m to 260m relative relief).  Generally, the hills are not well vegetated, so that de-forestry compensation may not be a large cost.

The climate is temperate with average rainfall around 840mm, mainly in spring and summer.  Mining can operate all year around.

The region is densely populated and the local economy depends much on agriculture.  Sourcing local labor should not be a problem, and labor cost is expected to be moderate to low.

Road access to the T-C Ti property is excellent, with the national highway #312 passing through the edge of the property (Fig. 1).  In addition, construction of an express way, also through the edge of the property, and railway (a railway station about a few km away) is currently underway.

There are several abandoned rutile processing plants in the property (Fig. 2).  With a minor investment on renovation, it is possible that these structures could be used for ore processing and storage.

Water supply for mineral processing does not appear to be of any problem, as the Shuixia river flows eastward through the property (Fig. 1).

In summary, infrastructure and the geographic conditions of the property are very good, with a mine easily going into production with a minimum investment on infrastructure.

Fig 1.  Access to the T-C Ti property.

Fig 2.  Abandoned mineral processing plants in the T-C Ti property.